EXHIBIT 10.1

EARN-IN AGREEMENT

THIS AGREEMENT made as of the 11th day of October, 2018.

BETWEEN:

Barrel Energy Inc., a corporation incorporated under the laws of Nevada, USA ("Barrel")

AND:

True Grit Resources, a corporation incorporated under the laws of British Columbia, Canada ("TGR")

WHEREAS

Barrel willfully enters into an option agreement with TGR to Earn-in a 100% participating interest on the Mineral Agreement Option held by TGR on the L.G. Property in Arizona (the “Project Property”)

RECITALS

A. TGR holds in good standing a binding Mineral Agreement on the L.G. Property (the “Project Property”);

B. Barrel wishes to acquire a Participating Interest in the Project Property;

C. TGR have agreed to grant to Barrel the right to earn a direct 100% Participating Interest in the Project Property by Barrel by incurring Earn-in Expenditures; and

D. the parties are entering into this Agreement to formally document their agreement in respect of the matters referred to in the foregoing recitals.

E. capitalized terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, unless the context otherwise requires, the following terms will have the meanings hereinafter set forth:

"Arbitration Act" means the Commercial Arbitration Act of the Province of British Columbia;

"Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a party to this Agreement;

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"Budget" means a detailed estimate of all costs to be incurred and a schedule of Earn-in Expenditures to be made by Company with respect to a Program;

"Business" means the contractual relationship of the parties under this Agreement in relation to the Project;

"Business Day" means any day upon which chartered banks in Vancouver, British Columbia are open for business;

"Closing Period" has the meaning assigned to it in Section 2.2;

"Confidential Information" means the Existing Data, any information pertaining to the Property and all other information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) disclosed by one party to the other party hereunder that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either party but does not include any information, data, knowledge or know-how that is already in the receiving party's possession prior to receipt thereof from the disclosing party or that enters the public domain other than as a consequence of a breach of this Agreement by one of the parties or that comes into a party's possession from a third party who is not, to the knowledge of the receiving party after due enquiry, under an obligation of confidentiality to the other party to this Agreement;

"Constating Documents" means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation or any other instrument pursuant to which a legal entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, together with any amendments thereto, and/or which governs in whole or in part such entity's affairs;

"Development" means all preparation (other than Exploration) on the Project Property for the removal and recovery of Products, including the development of a mine and the construction and installation of processing facilities or any other improvements to be used for the mining, handling, milling or other processing of Products, and all related Environmental Compliance;

"Earn-in Expenditures" means expenditures incurred by Company for,

(i)	Exploration pursuant to the understanding of the mineral potential of the Project,

(ii)	If warranted, Development pursuant to extraction of any mineral on the Project

(iii)	the payment of fees, taxes and other amounts payable to any Governmental Authority to maintain the Project Property in good standing in accordance with the terms of the Existing Licenses and applicable Law and, to the extent reasonably possible, to upgrade and otherwise improve the legal interest of the Company or Subsidiary in the Project Property, and such other expenditures as Barrel and TGR may, from time to time, agree;

"Earn-in Period" has the meaning assigned to it in Section 2.2;

"Earn-in Right" has the meaning assigned to it in Section 2.2;

"Effective Date" has the meaning assigned to it in Section 2.2;

"Encumbrance" means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

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"Existing Data" means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, title, tenure, permit and legal documentation and other material information existing in respect of the Project Property as of the Effective Date;

"Existing Licenses" means, collectively, Mineral Exploration License holding the project in good standing with all relevant government authority currently issued to TGR;

"Exploration" means all activities on the Project Property directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance;

"Governmental Authority" means any national, central, federal, provincial, state, municipal or county government or regional authority and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

"incur" means to incur and pay;

"Initial Exploration Program and Budget" has the meaning assigned to it in Section 3.5;

"Interest" has the meaning assigned to it in Section 5.5;

"Company Representative" has the meaning assigned to it in Section 2.4;

"Joint Venture" means the joint venture in respect of the Project Property to be formed by the parties pursuant to the Joint Venture Agreement;

"Joint Venture Agreement" means an agreement between the parties of the nature described in Section 4.3;

"Law" or "Laws" means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

"Minimum Expenditure Commitment" has the meaning assigned to it in Section 2.2(a);

"Mining" means the mining, extracting, producing, handling, milling or other processing of Products;

"Notices" has the meaning assigned to it in Section 10.1; "Offer Notice" has the meaning assigned to it in Section 2.5; "Offeree"

"Operations" means Exploration and, if warranted, Development and other activities to be carried out and funded by Company under this Agreement pursuant to the Earn-in Expenditures;

“Operating Party” means which company is conducting the Exploration efforts on the Project Property

"The Project Property" or “Subject Property” means the geographical area which contains all relevant Exploration and/or Exploitation Licenses or Exploration License issued to TGR;

"Party" means TGR or Barrel, or any permitted successor or assign of TGR or Barrel under this Agreement;

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"Participating Interest" means the percentage interest representing the beneficial ownership interest of a party in the Project Property;

"Products" means all ores, minerals, mineral concentrates, metals, chemical by-products and refinements or partial refinements thereof produced from the Project Property;

"Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by Company in accordance with the terms of this Agreement for a period determined by the Earn-in Committee;

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

(a) "this Agreement" means this agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b) all references in this Agreement to a designated "part", "section", "subsection" or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

(c) the words "hereof", "herein", "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

(d) the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

(f) a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(g) the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word "or" is not exclusive and the word "including' is not limiting whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto;

(h) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

(i) all references to "approval", "authorization" or "consent" in this Agreement mean written approval, authorization or consent.

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1.3 Schedules

Attached to and forming part of this Agreement are the following Schedules: Schedule "A" - Project Property

PART 2

EARN-IN RIGHTS AND OBLIGATIONS

2.1 Grant of Earn-in Right

2.1 In consideration of Barrel's Minimum Expenditure Commitment and further commitments, TGR hereby grants to Barrel, with effect as of the Effective Date, the right to Earn-in a 100% interest in the Subject Property.

2.2 Description of Earn-in Right

TGR hereby grants to Barrel the exclusive right, for so long as this Agreement remains in effect, (i) to enter upon the Property to explore, evaluate and develop the Concessions, and (ii) to acquire up to one hundred percent (100%) interest in the Property (the “Earn-In Right”), for the following consideration::

(a) Barrel, within 10 days of the execution and delivery of this Agreement, shall pay to TRG the amount of US $100,000 (the “Initial Payment”).

(b) In addition, in order to maintain its Earn-In Right in full force and effect and to acquire a forty nine percent (49%) interest in the Property, Barrel is required to pay or expend to the Property the cumulative sum of $400,000 (including the Initial Payment) within 30 days of the Initial Payment (the ‘Minimum Expenditure Commitment’).

(c) To acquire a total of seventy percent (70%) interest in the Property, Barrel is required to expend or pay a minimum cumulative sum of $1,400,000 in Earn-in Expenditures; and

(d) To acquire a total of one hundred percent (100%) interest in the Property, Barrel is required to expend or pay a minimum cumulative sum of $2,400,000 in Earn-in Expenditures.

2.2 Earn-in Period

The period during which Barrel may exercise the Earn-in Right and thereby earn up to a 100% Participating Interest in the Project Property (the "Earn-in Period") will commence on the Effective Date and end on any of the of the following dates:

2.2.1	subject to Barrel not having incurred, payments or Earn-in Expenditures equal to or greater than the Minimum Expenditure Commitment, within 30 days of the Initial Payment

2.2.2	the date upon which Barrel notifies TGR pursuant to Section 3.10 that Company is electing to relinquish the Earn-in Right without having earned a Participating Interest in the Project

2.2.3	subject to Barrel having earned a Participating Interest in the Project of at least forty nine per cent (49%), the date upon which Company notifies TGR pursuant to Section 2.2 that Company is electing to relinquish any further Earn-in Rights without having earned the maximum Participating Interest available thereunder;

2.2.4	the date upon which the aggregate Earn-in Expenditures incurred by Barrel equals or exceeds the amount of Earn-in Expenditures required in order to earn the maximum 100% Participating Interest available pursuant to the Earn-in Right;

2.2.5	subject to Barrel having earned a Participating Interest in the Project of at least forty nine per cent (49%), further Earn in rights will be relinquished if Barrel is inactive in payments or Expenditures to the property for a period of four years.

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2.3 Option to Fully Relinquish Earn-in Right

Barrel may, at any time during the process of incurring Earn-in Expenditures sufficient to earn a Participating Interest in the Project, by way of Notice to TGR, elect to cease incurring Earn-in Expenditures and relinquished its right to acquire any Participating Interest in the Project Property and the Earn-in Right will thereupon be deemed terminated.

2.4 Option to Partially Relinquish Earn-in Right

Provided that Company has earned a Participating Interest in the Project Property of at least forty nine per cent (49%), Company may, at any time prior to incurring Earn-in Expenditures sufficient to earn the maximum Participating Interest available pursuant to the Earn-in Right, by Notice to TGR, elect to cease incurring Earn-in Expenditures and relinquish the Earn-in Right without having earned the maximum Participating Interest available thereunder whereupon, Company will be deemed to have relinquished its right to acquire any further Participating Interest in the Project Property over and above its then-earned Participating Interest and the Surface Access Rights and the Earn-in Right will thereupon be deemed terminated.

2.5 Subsequent Programs and Budgets

Programs and Budgets pertaining to the Property will be prepared by the Operating Party in good faith having regard to all information available to with respect of the Project Property, generally accepted mining industry practice and the terms of this Agreement and will be limited to the conduct of Exploration and Development for the sole purpose of determining the economic viability of extracting Products. Prior to implementation, each Program and Budget pertaining to subsequent years of the Earn-in Schedule will be submitted to the Earn-in Committee for review and approval.

2.6 Access and Data

Throughout the Earn-in Period, TGR will afford to Barrel such access to the Project Property and to all Existing Data pertaining to the Project Property within TGR's possession or control as Company may, from time to time, reasonably request in connection with the enjoyment of its rights and the performance of its obligations under this Agreement. The Parties will afford to each other access to and copies of, and will keep each other fully informed of, all Confidential Information pertaining to the Property, if and to the extent pertinent to the selection of drill targets on the Project Property or otherwise relevant to planning Exploration including, without limitation, Exploration by TGR or Barrel pursuant to Section 3.15, and will keep TGR fully informed of, and, as TGR may, from time to time, reasonably request, afford to TGR access to, the Operations, the Project Property and all information generated by Company pursuant to the Earn-in Expenditures.

2.7 Indemnity

The Parties will carry out Operations in compliance with all applicable laws, rules and regulations and the terms of the Existing Licenses, and in a good and workmanlike manner in accordance with generally accepted mining and exploration, and environmental practices. Such operations will be at the Operators sole risk and the Operator will indemnify and save harmless the other Party and its Affiliates and their respective officers, directors and employees from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever which may be brought or made against one or more of them by any person, firm or corporation and all loss, cost, damages, expenses and liabilities which may be suffered or incurred by them arising out of or in connection with or in any way referable to, whether directly or indirectly, the Operations including without limitation bodily injuries or death at any time resulting therefrom or damage to property including legal costs incurred in defending same.

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2.8 Audit Rights

If requested by TGR from time to time within ninety (90) days of the end of a calendar year, Company will cause its statements of Earn-in Expenditures under Section 3.9 to be audited by a firm of chartered accountants and a copy of the audit report will be provided by Company to TGR. The costs of the audit will be borne by TGR if such statements understated the Earn-in Expenditures actually incurred or overstated the Earn-in Expenditures actually incurred by not more than two per cent (2%) and will be borne by Company if such statements overstated the Earn-in Expenditures actually incurred by greater than two per cent (2%).

2.9 Independent Activities

TGR may at any and all times conduct Exploration, provided it does not unduly interfere with Company's Operations. TGR will, if requested by Company, provide to Company a detailed report of the work performed and the results obtained to which the report relates. Barrel will maintain the right to reimburse the costs for TGR’s exploration efforts which will then be deemed to be Earn-in Expenditures toward increasing Barrels percentage interest in the Project

PART 3

VESTING AND TRANSFER OF INTEREST

3.1. Upon Barrel having completed Payments equal to the Exploration Expenditures in accordance with Section 2.2 (b) and 2.2 (c) TGR shall provide Barrel with written notice of its attained Earned-in Percentage of the Project within 30 days after its completion.

3.2 Upon Barrel having exercised the full one hundred percent (100%) Earn-In Right in accordance with Section 2.2 (d) TGR shall provide Barrel with written notices of its completion of the full Earn in Right and will transfer all Existing Data and Existing Licenses related to the title of the Project to Barrel. At such time TGR and Barrel will enter into a Development and Mine Operating agreement (the “Development Agreement”) with respect to TGR retaining a 5% Royalty on production of any Mineral Products from the Project.

3.3 Barrel will retain first right of Refusal on the Purchase of the 5% Royalty held by TGR on the production from the Subject Property.

PART 4

JOINT VENTURE AND ADDITIONAL AREAS

4.1. Upon Barrel having completed Payments and/or Earn-in Exploration Expenditures in accordance with Section 2.2 (c), the Parties agree that if further exploration and/or exploitation of the Project is warranted that such activities will be conducted on a Joint Venture basis. TGR and Barrel propose to act by way of a Joint Venture with exploration and Project expenditures completed on a Pro-rata basis until such time Barrel has attained its maximum Earned-in Percentage on the Project or Barrel acts according to Section 2.3 or 2.4.

4.2 Upon Barrel having completed its Earn-In Right in accordance with Section 2.2 (b), TGR shall allow Barrel to acquire an option to acquire any additional claims that TGR possesses that is within 8km (5 miles) of the Subject Properties’ Existing Licenses.

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PART 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Both Parties Each party warrants and represents to the other that:

(a) it is a corporation duly incorporated, organized and validly existing and current with respect to all filings required under the laws of its jurisdiction of incorporation, it has the corporate power and authority, and is duly licensed or qualified, to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of such party;

(b) its execution and delivery of this Agreement, including all matters contemplated hereby, has been authorized by all necessary corporate action and the party has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c) none of the execution and delivery of this Agreement, the implementation of the Subject Transactions or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of notice or the lapse of time or otherwise,

(i) result in the breach of, or violate any term or provision of, the party's Constating Documents,

(ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which the party is a party or by which it is bound or to which any of its material assets are subject, or

(iii) result in the creation of any Encumbrance upon the party's interest in this Agreement or in the Project Property; and

(d) no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the party in connection with the execution, delivery and performance of this Agreement by the party or the consummation by the party of the Subject Transactions; and

(e) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity.

5.2 Additional Representations and Warranties of TGR

TGR makes the following additional representations and warranties to Company:

(f) the TGR Subsidiary is a company duly incorporated, organized and validly existing and current with respect to all filings required under the laws of British Columbia, Canada, it has the corporate power and authority, and is duly licensed or qualified, to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the TGR Subsidiary;

(g) none of the execution and delivery by TGR of this Agreement, the implementation of the Subject Transactions or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of notice or the lapse of time or otherwise,

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(i) result in the breach of, or violate any term or provision of, the TGR Subsidiary's Constating Documents,

(ii) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material license, permit or agreement including, without limitation, the Existing Licenses, to which the TGR Subsidiary is a party or by which it is bound or to which any of its material assets are subject, or

(iii) result in the creation of any Encumbrance upon any of the TGR Subsidiary's material assets including, without limitation, the Existing Licenses;

(d) to the knowledge of TGR, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the TGR Subsidiary in connection with the execution, delivery and performance of this Agreement by TGR or the consummation by TGR of the Subject Transactions;

(e) with respect to the Project Property (i) no person, other than the parties and their respective affiliates, owns, or has the right to acquire, any interest in any securities of the TGR Subsidiary, (ii) to the knowledge of TGR, no person, other than the TGR Subsidiary, owns, or has the right to acquire, any interest in the Existing Licenses, (iii) neither TGR nor the TGR Subsidiary has received any notice of default of any of its obligations under the Existing Licenses, (iv) nothing in this Agreement conflicts with or could reasonably be expected to cause the TGR Subsidiary to breach any of its obligations under the Existing Licenses or the Constating Documents of the TGR Subsidiary;

(g) TGR has delivered to or made available for inspection by Company all Existing Data in its possession or control, and true and correct copies of all leases or other contracts relating to the Project Property;

(h) to the best of the TGR's knowledge (i) the Existing Licenses have been properly granted and issued by the appropriate Governmental Authority, (ii) all requirements for holding the Existing Licenses have been met, (iii) all filings required to be made with the appropriate Governmental Authority have been made, (iv) all work required in order for the TGR Subsidiary to hold the Existing Licenses has been performed and all fees payable to the appropriate Governmental Authority have been paid to date, (v) the Existing Licenses are free and clear of Encumbrances or defects in title and (vi) there are no conflicting mineral licenses or tenures;

(i) there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting the Project Property which have not been for fair consideration;

(j) except as to matters otherwise disclosed in writing to Company,

(i) to the best of the TGR's knowledge, the conditions existing on or with respect to the Project Property and the TGR's activities on the Project Property are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage or impairment to the health, safety, or enjoyment of any person at or on the Project Property or in the general vicinity of the Project Property,

(ii) to the best of the TGR's knowledge, there have been no past violations by it of any Environmental Laws or other Laws affecting or pertaining to the Project Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Project Property, and

(iii) neither TGR nor the TGR Subsidiary has received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

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5.3 Knowledge

For the purposes of any representation or warranty in this Part 4 made to a party's "knowledge", the term "knowledge" means actual knowledge of:

(a) the indicated conclusion in respect of the relevant matter; or

(b) facts that would reasonably lead to the indicated conclusion in respect of the relevant matter; on the part of the officers and employees of the representing party.

5.4 Survival of Representations and Warranties

The representations and warranties set forth above will survive for a period of three (3) years after the Effective Date.

5.5 Indemnities/Limitation of Liability

Subject to Section 5, each party will indemnify the other party, its directors, officers, employees, agents, attorneys and Affiliates (collectively "Indemnified party") from and against the entire amount of any Material Loss. A "Material Loss" will mean all costs, expenses, damages or liabilities, including attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a party ("Indemnifying party") of any representation, warranty or covenant contained in this Agreement which amounts, in the aggregate, to at least $1,000,000. If any claim or demand is asserted against an Indemnified party in respect of which such Indemnified party may be entitled to indemnification under this Agreement, the Indemnified party will promptly give Notice of such claim or demand to the Indemnifying party. The Indemnifying party will have the right, but not the obligation, by notifying the Indemnified party after its receipt of the Notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified party to participate, at the Indemnified party's expense and with counsel of the Indemnified party's choice), the defence, compromise, or settlement of the matter, including, at the Indemnifying party's expense, employment of counsel of the Indemnifying party's choice. Any damages to the assets or business of the Indemnified party caused by a failure by the Indemnifying party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying party has given Notice that it will assume control of the defence, compromise, or settlement of the matter, will be included in the damages for which the Indemnifying party will be obligated to indemnify the Indemnified party. Any settlement or compromise of a matter by the Indemnifying party will include a full release of claims against the Indemnified party which have arisen out of the indemnified claim or demand.

PART 6

CONDITIONS PRECEDENT

6.1 Due Diligence

Barrel will be entitled to conduct thorough evaluations and investigations respecting TGR and any TGR Subsidiary and their respective ownership, assets, liabilities (actual and contingent) and all related technical and engineering information, books and records, financial statements, agreements, licenses, permits, concessions and authorizations, of every nature and other documentation, if any, relating to each or all of them. As part of its due diligence investigations, Barrel may, at its own expense, instruct counsel of its choosing to prepare a legal opinion (the "Local Counsel Opinion") pertaining to the status, under the Laws of Arizona, of the Existing Licenses and the Project Property, the efficacy, under the Laws of Arizona, of the Surface Access Rights and such other matters Barrel considers appropriate. For these purposes, TGR will grant to Company and its duly authorized directors, officers, employees, agents and advisors access in a timely manner to all documents (and copies thereof), information and personnel relevant to such investigations and will (and will cause of its subsidiaries to) cooperate fully and in a timely manner with all reasonable requests by Company, its directors, officers, employees, agents and advisors in respect of such evaluations and investigations. All information so obtained by Company will be deemed to be Confidential Information. If requested by TGR, Barrel will furnish TGR with a copy of the Local Counsel Opinion.

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6.2 Exchange Approval

The Parties participation in the Subject Transactions may be subject to the prior approval of individual Governing Exchanges. TGR hereby covenants and agrees to expeditiously apply for and use reasonable good faith efforts to obtain such consents, acceptances and approvals from the Exchange as may be necessary or desirable to fulfil its obligations hereunder and for the implementation of the Subject Transactions.

6.3 Mutual Condition Precedent

The respective obligations of the parties hereto to complete the Subject Transactions will be subject to the mutual conditions that:

(a) there will not be in force, on the Effective Date, any order or decree of a court of competent jurisdiction or any Governmental Authority restraining, interfering with or enjoining the consummation of the Subject Transactions. This condition precedent will be deemed to have been waived by both parties unless one of them gives Notice on the Effective Date that the condition has not been satisfied;

6.4 Conditions for the Benefit of Barrel

The obligations of Barrel to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Barrel without prejudice to its right to rely on any other or others of them:

(a) the representations and warranties of TGR contained in Section 4 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time;

(b) each of the acts and undertakings of TRG to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it; and

(c) the Exchange will have conditionally accepted notice of the Subject Transactions subject only to the filing of documents customary for similar transactions.

6.5 Conditions for the Benefit of TGR

The obligations of Barrel to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Company without prejudice to its right to rely on any other or others of them:

(a) the representations and warranties of Barrel contained in Sections 4 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time;

(b) each of the acts and undertakings of Barrel to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it;

(c) Barrel, acting reasonably, will be satisfied with the results of its due diligence investigations pursuant to Section 5.1;

(d) Barrel will have procured the Local Counsel Opinion and, acting reasonably, will be satisfied with its contents and conclusions;

(e) the Exchange will have conditionally accepted notice of the Subject Transactions subject only to the filing of documents customary for similar transactions.

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6.6 Failure of Conditions Precedent

If a condition precedent to the obligations of a party in this Agreement have not been satisfied or waived within the time provided, this Agreement will terminate automatically without prejudice to the right of such party to claim damages for breach of the terms of this Agreement where there has been default by the other party.

PART 7

ARBITRATION

7.1 Single Arbitrator

Any matter in dispute under this Agreement that is referred to arbitration will be determined by a single arbitrator to be appointed by the parties hereto.

7.2 Notice of Intent to Arbitrate

Either party may refer any matter in dispute under this Agreement to arbitration by Notice to the other party and, within thirty (30) days after receipt of such Notice, the parties will agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within twenty one (21) days of his appointment. No person will be appointed as an arbitrator hereunder unless such person agrees in writing to act.

7.3 Effect of Lack of Agreement on Arbitration

If the parties cannot agree on a single arbitrator as provided in Section 6.2 either party may request a court of competent jurisdiction to appoint a single arbitrator in accordance with the Arbitration Act.

7.4 Procedural Matters

Except as specifically provided in this Part, an arbitration hereunder will be conducted in accordance with the Arbitration Act. The arbitrator will fix a time and place in Vancouver, British Columbia for the purpose of hearing the evidence and representations of the parties, all of which will be in camera, and he will preside over the arbitration and determine all questions of procedure not provided for under the Arbitration Act or this Part. After hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing and deliver one copy thereof to each of the parties. The award will be kept confidential by the parties except to the extent that disclosure is required by applicable securities laws or stock exchange rules. The decision of the arbitrator will be made within forty five (45) days after his appointment, subject to any reasonable delay due to unforeseen circumstances. The expense of the arbitration will be paid as specified in the award. The parties agree that the award of the single arbitrator will be final and binding upon each of them and will not be subject to appeal.

PART 8

CONFIDENTIALITY,

USE

AND DISCLOSURE OF INFORMATION

8.1 Confidential Information

Except as provided in Sections 7.2 and 7.3, or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information.

8.2 Permitted Disclosure of Confidential Information Either party may disclose Confidential Information to:

(a) a party's officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such party's performance of its obligations under this Agreement;

(b) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing party;

(c) a third party with whom the disclosing party contemplates any independent business activity or operation; or

(d) a third party to whom the disclosing party contemplates a sale or other disposition of the whole or part of its Participating Interest.

12

The party disclosing Confidential Information pursuant to this Section 9.2 will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 9.2 and who have agreed in writing supplied to, and enforceable by, the other party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Part 9. The party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

8.3 Disclosure Required By Law

Notwithstanding anything contained in this Part 7, a party may disclose any Confidential Information if, in the opinion of the disclosing party's legal counsel:

(e) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or

(f) such disclosure is legally required to be made pursuant to the applicable securities laws, rules and regulations or, the rules or regulations of a stock exchange or similar trading market applicable to the disclosing party.

Prior to any disclosure of Confidential Information under this Section 7.3, the disclosing party will give the other party at least five (5) days' prior Notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing party will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.

8.4 Public Announcements

Prior to making or issuing any press release or other public announcement or disclosure of the subject matter of this Agreement or any Confidential Information, a party will first consult with the other party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such party, there is not sufficient time to consult with the other party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing party will notify the other party before such announcement or disclosure is made if at all reasonably possible and, if not, as soon as reasonably possible thereafter. Any press release or other public announcement or disclosure to be issued by either party relating to the Business will also identify the other party.

13

PART 9

GENERAL PROVISIONS

9.1 Notices

All notices, payments and other required or permitted communications ("Notices") to either party will be in writing, and will be addressed respectively as follows:

If to TGR: Byron Coulthard

Attention: President

Telephone: 604-657-7004

Address: c/o Sharon Lewis Consulting

Suite 404 – 999 Canada Place

Vancouver, B.C. V6C 3E2

If to Barrel: Harp Sangha

Attention: Chairman

Telephone: 702-595-2447

Address: 8275 S. Eastern Ave, Suite 200

Las Vegas, NV, 89123

All Notices will be given (a) by personal delivery to the party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices will be effective and will be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either party may change its address by Notice to the other party.

9.2 Waiver

The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such party's right thereafter to enforce any provision or exercise any right.

9.3 Modification

No modification of this Agreement will be valid unless made in writing and duly executed by both parties.

894 Force Majeure

Except for the obligation to make payments when due hereunder and any failure to incur Earn-in Expenditures in accordance with the Earn-in Schedule due to lack of funds, the obligations of a party will be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected party will promptly give Notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party will resume performance as soon as reasonably possible.

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9.5 Further Assurances

Each of the parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

9.6 Entire Agreement

This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof.

9.7 Assignment

Except as expressly permitted elsewhere in this Agreement, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

9.8 Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

9.9 Time

Time is of the essence of this Agreement.

9.10 Governing Law

This Agreement will be governed by and interpreted in accordance with the laws of British Columbia Canada without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

9.11 Counterparts

This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above

/s/ Bryan Coulthard
Name:	Byron Coulthard
Title:	CEO

Barrel Energy Inc.

/s/ Harp Sangha
Name:	Harp Sangha
Title:	Chairman

16

SCHEDULE "A"

PROJECT PROPERTY

1. PROPERTY DESCRIPTION AND LOCATION

True Grit’s present land position is comprised of 5130.96 acres (2077 hectares) of Arizona State Land, held under Mineral Exploration Permits, and 88 placer claims totaling 1760 acres (713 hectares), located in Graham County, Arizona (see Figures 1 through 5). Placer claims and Mineral Exploration Permits fall within Township 7 South, Range 25 East, and Township 8 South, Range 26 East, Salt River Base and Meridian.

In order, by date of location, contiguous placer claim groups include Green Clay # 1-24, # 25-66 and # 67-88. All claims are Graham County recorded. Green Clay # 1-66 are BLM recorded with Maintenance Fees paid through August 31, 2018. BLM recording and assignment of AMC #’s is pending. To maintain claims in good standing, BLM Maintenance Fee payments of $155.00 per claim are due on or before August 31 of each year. There is no annual fee requirement with Graham County.

Eleven Mineral Exploration Permits, totaling 4490.96 acres and granted to True Grit Lithium Inc., (as registered in Nevada and Arizona), encompass all or portions of eleven sections (Tables 1 and 2). Annual renewal date for all eleven permits is April 27. An additional 640-acre (259 hectare) permit, with a November 25 annual renewal date, is held by Noel Cousins and assigned to True Grit through Mineral Agreement.

1.1 Property Description – State Land

State Trust Land Mineral Exploration Permits grant exclusive prospecting and exploration rights for contained minerals including ingress and egress for up to five years. Minimum acreage per application is 20 acres (8 hectares), with 640 acres (259 hectares) maximum. Arizona schools are the primary State Trust beneficiary. Financial obligations per individual permit include an annual $500.00 application renewal fee, rental fees of $1.00 per acre, per year, and annual minimum work expenditures equal to $10.00 per acre for years one and two, and $20.00 per acre for years three thru five. A bond in the amount of $3000.00 for a single permit, or a blanket bond of $15,000.00 for five or more permits is also required. Rental fees for both years one and two are due within 30 days upon notification to issue the permit. If work expenditures are conducted on a portion of the total permit acreage, credit may be applied to adjacent permits, and toward subsequent years while permits remain active. When exploration activities are projected to exceed the minimum expenditure amount, or when disturbance will occur, a commercial general liability insurance policy of not less than $1,000,000.00 is also required.

Upon discovery of a valuable mineral deposit, the Permittee must apply for and obtain a Mineral Lease, which is initially issued for ten years with provisions to extend up to a maximum of twenty years. Following submittal of a Mineral Development Report, royalties are established based on market analysis, followed by the auction process which determines the market value (royalty rate), of the commodity at public auction.

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INDEX MAP OF ARIZONA
Showing location of Graham and Greenlee Counties

Phoenix
Safford

Figure 1 Location Map

PHOENIX
Mesa
Tempe
Gilbert
Chandler
Apache Junction
Globe
San Carlos
Indian Reservation
San Carlos Lake
Florence
Coolidge
Casa Grande
Eloy
Gila River
Safford
Thatcher
Pima
GRAHAM
National Forest
Project Area
Clifton
GREENLEE
PINAL
Oro Valley
Marana
TUCSON
Sahuarita
Green Valley
Nogales
Sierra Vista
Bisbee
Douglas
Agua Prieta
Benson
Willcox
Bowie
Tombstone
COCHISE
Coronado Nat For
Saguaro Nat Park
M E X I C O
N
Scale 1:1,700,000
0 10 20 30 40 50 60 70 Miles
0 50 100 Kilometers

TRUE GRIT RESOURCES LTD
L. G. PROPERTY
Date:Dec.15,2017 N.Barr

Figure 1: Location map for the project area.

18

Figure 2: Project location in details and topography.

19

State Land disturbance mandates a Plan of Operations defining scope of operations and a reclamation proposal. Site specific archaeological and biological surveys may also be required. For exploration drilling, Arizona statues call for filing a Notice of Intention to Drill and a Notice of Intent to Abandon a Well with the Arizona Department of Water Resources. If operations involve surface impoundments, an Aquifer Protection Permit (APP), issued by the Arizona Department of Environmental Quality (ADEQ), may be required. At present, and to the best of the writer’s knowledge, True Grit is current on permit renewals, rental fees and expenditure requirements. A blanket bond totaling $15,000.00, and verification of an active $1,000,000.00 commercial liability insurance policy, has been provided to the State. State Land drilling permits are being drafted, but have not yet been obtained, and will be contingent on further refinement of drill collar locations.

1.2 Property Description – State Surface/Federal Mineral

Ground held under claim by Green Clay placers # 1-88, fall on lands designated federal mineral, State surface (Figure 3). All mineral rights belong to the claimant, and are not subject to royalties, except those allocated by Mineral Agreement. For ingress, egress and exploration activities, (ASLD) requires filing a blanket Special Land Use Permit with a one-time fee of $300.00. Affected State surface sections are also subject to a yearly rental of $1.00 per acre.

Where surface ownership is State, and mineral rights are held by claim, BLM is the lead agency in permitting. For disturbance less than five acres, a Notice for surface disturbing activity is filed. Operations exceeding five acres require filing a Plan of Operations. BLM Notice level permits present access, proposed equipment, a reclamation proposal and a reclamation coat estimate. The reclamation cost estimate serves as the bond amount posted prior to operations. As with State surface, a Notice of Intent to Drill and Abandon a Well is filed with the Arizona Department of Water Resources, and an APP may be required for any surface impoundment. A BLM site exam by in house land use specialists, if available, may be undertaken to determine if archaeological or biological surveys will be required.

To the best of the writer’s knowledge, no grazing leases or other surface entitlements would affect the right or ability to perform work on the property.

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Figure 3 Land Ownership

Pima
Kimball
Gila River
Ash Creek
Central
Thatcher
Safford
GILA
Hollywood
Lone Star
ROBINSON FLAT
GRAHAM CO FAIRGROUNDS
Lebanon
Artesia
SAFFW
THE PINNACLES
DEADMAN RIDGE
TIONAL

1 mile

N

Public Land Ownership

- US Forest Service
- Bureau of Reclamation
- National Park Service
- Fish & Wildlife Service
- Indian Reservation
- Military
- State Trust
- Local or State Parks
- Private
- Other

TRUE GRIT RESOURCES LTD

L.G. PROPERTY

Date: Dec.15,2017 N.Barr

Figure 3: Land ownership.

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T. 6 S.
T. 7 S.
Thatcher
9
Green Clay Placer Claims # 1-24
ASLD Mineral Exploration Permits
19
Green Clay Placer Claims # 25-66
29
Green Clay Placer Claims # 67-88
35
T. 8 S.
R. 24 E.
R. 25 E.
FRYE MESA

1 mile

N

Thatcher 7.5 Min Quadrangle

TRUE GRIT RESOURCES LTD
L.G.PROPERTY
Date:Dec.15,2017 N.Barr

Figure 4: Claims/Mineral Exploration Permits (west)

22

Safford
GILA
VALLEY
36
T. 7 S.
T. 8 S.
ASLD Mineral Exploration Permits
10
16
R. 25 E.
R. 26 E.
1 mile
N
Safford 7.5 Min Quadrangle

TRUE GRIT RESOURCES LTD

L.G.PROPERTY

Date:Dec.15,2017 N.Barr

Figure 5: Mineral Exploration Permits (east)

23

Table 1: List of 11 Mineral Exploration Permits from the Arizona State Land Department with True Grit Lithium Inc. as the permittee, are dated April 27, 2017, and encompass the following lands in Graham County, AZ (Figure 4 & 5).

Permit Number	Location
Number 08-119360	(covering approximately 400 acres in Section 8, T7S, R25E, G&SRM)
Number 08-119361	(covering approximately 600 acres in Section 9, T7S, R25E, G&SRM)
Number 08-119362	(covering approximately 640 acres in Section 16, T7S, R25E, G&SRM)
Number 08-119363	(covering approximately 40 acres in Section 18, T7S, R25E, G&SRM)
Number 08-119364	(covering approximately 626 acres in Section 19, T7S, R25E, G&SRM)
Number 08-119366	(covering approximately 280 acres in Section 21, T7S, R25E, G&SRM)
Number 08-119367	(covering approximately 160 acres in Section 35, T7S, R25E, G&SRM)
Number 08-119368	(covering approximately 615 acres in Section 36, T7S, R25E, G&SRM)
Number 08-119369	(covering approximately 320 acres in Section 10, T8S, R26E, G&SRM)
Number 08-119370	(covering approximately 450 acres in Section 16, T8S, R26E, G&SRM)
Number 08-119371	(covering approximately 360 acres in Section 20, T7S, R25E, G&SRM)

One additional Mineral Exploration Permit from the Arizona State Land Department, with Noel Cousins as the permittee, and dated November 25, 2016, encompasses the following lands in Graham County, Arizona (Figure 4):

Number 08-118982 (covering approximately 640 acres in Section 17, T7S, R26E, G&SRM)

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Table 2: List of 88 unpatented placer mining claims, located by True Grit Lithium Inc., within Sections 18, 20, 21, 26, 29, 30 and 35. T7S, R25E, G&SRM, Graham County, Arizona as identified by the BLM and Graham County, Arizona records below.

Claim Name	BLM Serial No.	Location Date	Recorded as Document No.
Green Clay #1	AMC444594	3/6/2017	2017-01392
Green Clay #2	AMC444595	3/6/2017	2017-01393
Green Clay #3	AMC444596	3/6/2017	2017-01394
Green Clay #4	AMC444597	3/6/2017	2017-01395
Green Clay #5	AMC444598	3/6/2017	2017-01396
Green Clay #6	AMC444599	3/6/2017	2017-01397
Green Clay #7	AMC444600	3/6/2017	2017-01398
Green Clay #8	AMC444601	3/6/2017	2017-01399
Green Clay #9	AMC444602	3/6/2017	2017-01400
Green Clay #10	AMC444603	3/6/2017	2017-01401
Green Clay #11	AMC444604	3/6/2017	2017-01402
Green Clay #12	AMC444605	3/6/2017	2017-01403
Green Clay #13	AMC444606	3/6/2017	2017-01404
Green Clay #14	AMC444607	3/6/2017	2017-01405
Green Clay #15	AMC444608	3/6/2017	2017-01406
Green Clay #16	AMC444609	3/6/2017	2017-01407
Green Clay #17	AMC444610	3/6/2017	2017-01408
Green Clay #18	AMC444611	3/6/2017	2017-01409
Green Clay #19	AMC444612	3/6/2017	2017-01410
Green Clay #20	AMC444613	3/6/2017	2017-01411
Green Clay #21	AMC444614	3/6/2017	2017-01412
Green Clay #22	AMC444615	3/6/2017	2017-01413
Green Clay #23	AMC444616	3/6/2017	2017-01414
Green Clay #24	AMC445017	3/6/2017	2017-01415
Green Clay #25	AMC445020	3/27/2017	2017-01416
Green Clay #26	AMC445021	3/27/2017	2017-01417
Green Clay #27	AMC445022	3/27/2017	2017-01418
Green Clay #28	AMC445023	3/27/2017	2017-01419
Green Clay #29	AMC445024	3/27/2017	2017-01420
Green Clay #30	AMC445035	3/27/2017	2017-01421
Green Clay #31	AMC445026	3/27/2017	2017-01422
Green Clay #32	AMC445027	3/27/2017	2017-01423
Green Clay #33	AMC445028	3/27/2017	2017-01424
Green Clay #34	AMC445029	3/27/2017	2017-01425
Green Clay #35	AMC445030	3/27/2017	2017-01426
Green Clay #36	AMC445031	3/27/2017	2017-01427
Green Clay #37	AMC445032	3/27/2017	2017-01428
Green Clay #38	AMC445033	3/27/2017	2017-01429
Green Clay #39	AMC445034	3/27/2017	2017-01430

25

Green Clay #40	AMC445035	3/27/2017	2017-01431
Green Clay #41	AMC445036	3/27/2017	2017-01432
Green Clay #42	AMC445037	3/27/2017	2017-01433
Green Clay #43	AMC445038	3/27/2017	2017-01434
Green Clay #44	AMC445039	3/27/2017	2017-01435
Green Clay #45	AMC445040	3/27/2017	2017-01436
Green Clay #46	AMC445041	3/27/2017	2017-01437
Green Clay #47	AMC445042	3/27/2017	2017-01438
Green Clay #48	AMC445043	3/27/2017	2017-01439
Green Clay #49	AMC445044	3/27/2017	2017-01440
Green Clay #50	AMC445045	3/27/2017	2017-01441
Green Clay #51	AMC445046	3/27/2017	2017-01442
Green Clay #52	AMC445047	3/27/2017	2017-01443
Green Clay #53	AMC445048	3/27/2017	2017-01444
Green Clay #54	AMC445049	3/27/2017	2017-01445
Green Clay #55	AMC445050	3/27/2017	2017-01446
Green Clay #56	AMC445051	3/27/2017	2017-01447
Green Clay #57	AMC445052	3/27/2017	2017-01448
Green Clay #58	AMC445053	3/27/2017	2017-01449
Green Clay #59	AMC445054	3/27/2017	2017-01450
Green Clay #60	AMC445055	3/27/2017	2017-01451
Green Clay #61	AMC445056	3/27/2017	2017-01452
Green Clay #62	AMC445057	3/27/2017	2017-01453
Green Clay #63	AMC445058	3/27/2017	2017-01454
Green Clay #64	AMC445059	3/27/2017	2017-01455
Green Clay #65	AMC445060	3/27/2017	2017-01456
Green Clay #66	AMC445061	3/27/2017	2017-01457
Green Clay #67	Pending
Green Clay #68	Pending
Green Clay #69	Pending
Green Clay #70	Pending
Green Clay #71	Pending
Green Clay #72	Pending
Green Clay #73	Pending
Green Clay #74	Pending
Green Clay #75	Pending
Green Clay #76	Pending
Green Clay #77	Pending
Green Clay #78	Pending
Green Clay #79	Pending
Green Clay #80	Pending
Green Clay #81	Pending
Green Clay #82	Pending
Green Clay #83	Pending
Green Clay #84	Pending
Green Clay #85	Pending
Green Clay #86	Pending
Green Clay #87	Pending
Green Clay #88	Pending

26

2. General – Mineral Agreement Terms

In June of 2017, True Grit entered into a 3.5-year agreement with joint property owners Steven Van Ert and Noel Cousins. Mineral Agreement terms are as follows:

Cash and Share Payments;

-$40,000.00 and 500,000 shares upon signing

-$75,000.00 and 600,000 shares on or before November 25, 2017

-$100,000.00 and 800,000 shares on or before November 25, 2018

-$150,000.00 and 1,000,000 shares on or before November 25, 2019

Expenditures;

-$200,000.00 by first anniversary of Effective Date

-$200,000.00 by second anniversary of Effective Date

-$400,000.00 by third anniversary of Effective Date

-$400,000.00 by fourth anniversary of Effective Date

Production royalty of 5% of net smelter returns. Royalty rate of 5% can be reduced to a minimum of 2% upon payment of $1,000,000.00 per percentage point.

Option period expires November 24, 2020

Upon exercise of option, annual preproduction (advance royalty) payments in the amount of $2,000,000.00 commence January 1, 2021.

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3. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

a. Access

The property is accessible from the towns of Safford and Thatcher, Arizona by paved highway and a system of County gravel roads. Portions of the property are accessible by numerous secondary dirt roads and quad trails. Safford is located 164 miles (264 km) southeast of Phoenix via Highways 60 and 70, and 125 miles northeast of Tucson via Interstate 10 and Highway 191 (Figure 1).

b. Climate

The project area, ranging in elevation from 3120 ft (951 m) to 3240 ft (988m), reports a mean average temperature of 80.4 F (27 C) and an average low of 47.3 F (8.5 C). Average December and January lows are 29 F (-1.6 C), with highs in June-July averaging 98 F (37 C). Mean annual rainfall for Safford, elevation 2940 ft (896m), is 10 inches (25 cm). Snowfall is light, with a 3.5 inch (9 cm) yearly average. Two seasons of precipitation characterize this part of Arizona. The monsoon season, typically lasts from late June through September. Thunderstorm activity during the monsoon, can bring local, heavy rainfall and vigorous lightning. Winter rainfall season is from December through March.

c. Local Resources and Infrastructure

Safford, Arizona is the closest community of size, and is proximal to and serves as the major support hub for active mining in the Safford-Lone Star porphyry copper District. A sizable workforce, trained in all aspects of mine related activity, resides in the area. Globe, Arizona, located 77 miles west, similarly employs a large, trained workforce in the copper mining industry. Farming and irrigation demands in the immediate area, also supports several active well drilling and related contractors. For most of the project area, power lines are located within 0.5 (.85 km) to 3 miles (4.8 km).

d. Physiography

The project area, ranging is elevation from about 3120 ft (951m) to 3240 ft (988m), is positioned on the southwest flanks of the broad, gentle relief Gila Valley or Safford Basin. The Pinaleno Mountains, located a short distance southwest of the valley, are the prominent topographic feature of the area, and rise abruptly to a high point of 10,720 ft (3267m) at Mt Graham. Broad alluvial fans, locally truncated by Quaternary fault scarps, mark the transition from steep mountain drainages to the valley floor. Project area terrain is dominated by a gentle relief veneer of sandy to small boulder outwash, overlying mostly thin bedded silty clays representing fine, basin fill lake sediments. Scattered, local, flat topped mesas, 1 to 200 ft (30 to 60m) in height, representing erosional remnants of large, down cut alluvial fans, mark the western edge of the property (Figure 6).

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Figure 6: Physiography of SE Arizona

29